                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-2 of our report dated June 26, 1995, which contains an explanatory paragraph related to certain litigation, relating to the consolidated financial statements of AMERCO, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the three years ended March 31, 1995 listed under Item 14(a) of AMERCO's Annual Report on Form 10-K for the year ended March 31, 1995 when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these Financial Statement Schedules. We also consent to the reference to us under the heading "Experts".



PRICE WATERHOUSE LLP

October 30, 1995
Phoenix, Arizona